Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
           PCAOB REGISTERED

August 6, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re: Lucas Publications, Inc.

Dear Sirs:

We were previously the principal auditors for Lucas Publications, Inc. and we reported on the financial statements of Lucas Publications, Inc. for the period from inception, March 11, 2008 to June 30, 2009.  We have read Lucas Publication's statements under Item 4 of its Form 8-K, dated August 6, 2009, and we agree with such statements.

For the most recent fiscal period through to June 30, 2009, there have been no disagreements between Lucas Publications, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/S/ Michael Moore
Moore & Associates, Chartered
Las Vegas, Nevada

            6490 West Desert Inn Road, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501